Exhibit 99.1

NEWS RELEASE
Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164
For more information contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports Net Income Grows 24%
in Second Quarter of 2010
•	Net income up 24.2% from last year’s second quarter
•	Quarterly bookings increased 26.7% on strong aerospace order level
•	Revenue expectation for 2010 increased to range of $185 million to $195 million
EAST AURORA, NY, July 29, 2010 — Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high performance lighting, electrical power and automated test systems for the global aerospace and defense industries, today reported financial results for its second quarter and year-to-date period ended July 3, 2010.
Peter J Gundermann, President and Chief Executive Officer commented, “Overall, we had a solid quarter that was led by our Aerospace segment. We had strong cash flow and profitability and our bookings so far this year are very encouraging. New orders over the past six months total almost $106 million, up measurably over the $72 million for the same period last year.”

	Three Months Ended			Six Months Ended
	July 3,	July 4,	%	July 3,	July 4,	%
	2010	2009	Change	2010	2009	Change
Sales	$47,089	$47,024	0.1%	$94,025	$97,039	(3.1)%
Gross profit	$10,685	$8,724	22.5%	$22,231	$17,254	28.8%
Gross margin	22.7%	18.6%		23.6%	17.8%
SG&A	$6,063	$6,444	(5.9)%	$11,529	$12,509	(7.8)%
SG&A percent to sales	12.9%	13.7%		12.3%	12.9%
Income from Operations	$4,622	$2,280	102.7%	$10,702	$4,745	125.5%
Operating margin	9.8%	4.8%		11.4%	4.9%
Net Income	$2,430	$1,956	24.2%	$5,830	$3,357	73.7%
Sales in the second quarter of 2010 were $47.1 million, up $0.1 million, or 0.1%, from the prior year second quarter. Aerospace sales, which represent 93% of total sales, increased 14% to $43.6 million in the 2010 second quarter. Test Systems sales declined by $5.3 million to $3.5 million when compared with last year’s second quarter.

Net income in the second quarter of 2010 was $2.4 million, or $0.22 per diluted share, compared with net income of $2.0 million, or $0.18 per diluted share, in the same period of last year.
Consolidated gross margin and operating margin in the 2010 second quarter improved over the prior year period reflecting strong operating leverage in the Aerospace segment on higher volume, lower cost structure from actions taken last year to reduce costs and favorable sales mix. Also contributing to the operating margin expansion was a $0.7 million decline in amortization expense on purchased intangible assets in the Test Systems segment.
Engineering and development (E&D) costs were $7.0 million in the 2010 second quarter compared with $6.4 million in last year’s second quarter.
Sales for the first half of 2010 were $94.0 million, down $3.0 million, or 3.1%, from the same period last year. Net income for the 2010 six-month period was $5.8 million, or $0.52 per diluted share, compared with net income of $3.4 million, or $0.31 per diluted share, in the same period of last year.
The improved margins in the first half of 2010 were a result of higher margins in the Aerospace segment as leverage was achieved from increased sales volumes and reductions to our cost structure, as well as a favorable sales mix compared with last year. Also contributing to the operating margin expansion was a $1.1 million reduction in amortization expense on purchased intangible assets in the Test Systems segment.
Year-to-date engineering and development costs were $14.2 million and $13.8 million in 2010 and 2009, respectively.
The $0.4 million decrease in selling, general and administrative (SG&A) expense in the second quarter of 2010 compared with last year’s second quarter was primarily due to last year’s higher amortization expense for purchased intangible assets in the Test Systems business.
Second quarter Review: Aerospace Segment (refer to sales by market and segment data in accompanying tables)
Sales for the Aerospace segment were $43.6 million in the second quarter of 2010, up $5.4 million, or 14.1%, compared with the 2009 second quarter. The sales increase to the commercial transport market was a result of increased volume due primarily to a general improvement in the commercial transport market, as airlines increased their procurement and installation of in-flight entertainment and in-seat power systems that utilize the Company’s cabin electronics products. Sales to the business jet market were higher due to increased sales of the airframe power product line. FAA/Airport market sales increased due in part to the timing of shipments of airfield lighting equipment. Military sales were flat for the quarter compared with the previous year’s second quarter as a $2.0 million increase in sales of aircraft lighting products was offset by a decrease of airframe power product sales, as the Company’s shipments for the Tactical Tomahawk power conditioning unit concluded in the third quarter of 2009.
Year-to-date sales were $86.8 million in the first half of 2010, up $6.8 million, or 8.4%, compared with the first half of 2009. The increase in commercial transport sales was a result of a general improvement in the commercial transport market. In total, sales to the business jet market were flat as a $1.4 million increase in airframe power sales was offset by a similar decrease in aircraft lighting product sales. Military sales were lower primarily as a result of the conclusion of shipments of the Company’s power conditioning unit for the Tactical Tomahawk missile in the third quarter of 2009, somewhat offset by higher shipments of lighting products.
Aerospace operating profit for the second quarter of 2010 was $6.8 million, or 15.5% of sales, compared with $3.7 million, or 9.7% of sales, in the same period last year. Operating profit for the first half of 2010 was $13.5 million, or 15.5% of sales, compared with $7.1 million, or 8.9% of sales, in the same period last year. Margin improvement for both the three-month and year-to-date periods was due to the leverage provided on the increased sales volume, the effect of cost reductions and favorable product mix.
Bookings for the Aerospace segment during the second quarter were $46.2 million, up 34% over
$34.6 million in the second quarter of 2009. Backlog at the end of the second quarter was $85.7 million compared with $83.1 million at the end of the trailing first quarter.
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Second quarter Review: Test Systems Segment (refer to sales by market and segment data in accompanying tables)
Sales for the Test Systems segment were $3.5 million in the second quarter of 2010 compared with $8.8 million in the second quarter of 2009. Year-to-date sales were $7.2 million in the first half of 2010 compared with $17.0 million in the same period last year, a decrease of $9.8 million. The decrease in the Test Systems segment sales reflected the low rate of new orders received during the past eighteen months and the resulting low backlog level.
The segment’s operating loss was $1.0 million, or 28.5% of sales, in the second quarter of 2010, compared with a loss of $0.3 million, or 2.8% of sales, in the second quarter of 2009. The operating loss for the first six months of 2010 was $0.8 million, or 11.1% of sales, compared with a loss of $0.1 million, or 0.3% of sales, in the second quarter of 2009. Compared with last year, amortization expense relating to acquired intangible assets decreased by $0.7 million and $1.1 million for the three and six-month periods of 2010 and 2009, respectively. Additionally, the 2010 year to date operating loss reflects a reduction in estimated warranty liability of $0.7 million.
Test Systems bookings in the second quarter were $5.4 million compared with $6.2 million in the second quarter of 2009. Backlog was $11.6 million at the end of the second quarter compared with $9.6 million at the end of the trailing first quarter.
Balance Sheet
Cash generated from operations during the first half of 2010 was $7.5 million compared with $9.5 million in 2009. Higher net income was offset by increased investment in net working capital components. Capital expenditures in the first half of the 2010 were $1.5 million and payments made to reduce long-term debt during the six-month period were $4.5 million. The Company expects capital spending in 2010 to be approximately $2.5 million to $3.5 million.
At July 3, 2010, the cash balance was $16.4 million compared with $14.9 million at December 31, 2009. The Company has $35 million available on its revolving credit facility at July 3, 2010.
Outlook
Backlog at July 3, 2010 was $97.3 million, above backlog at the end of the first quarter of 2010 of $92.8 million and down from backlog at the end of the second quarter of 2009 of $105.5 million. Approximately $69 million of total backlog is expected to ship by the end of 2010 and approximately $82 million of total backlog is expected to ship in the next 12 months.
Mr. Gundermann stated, “As a result of our strong bookings over the past six months, we are increasing our revenue expectations for the year. We now expect that our sales for the year will be in the range of $185 to $195 million, up from the previous estimate of $170 to $190 million.”
Astronics anticipates that approximately $165 million to $170 million of projected 2010 revenue will be from the Aerospace segment, while approximately $20 million to $25 million will be from the Test Systems segment.
Second quarter 2010 Webcast and Conference Call
The Company will host a teleconference at 10:00 a.m. EDT on Friday, July 30, 2010. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by dialing (201) 689-8562 and entering conference ID number 353788. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 353788 and account number 3055. The telephonic replay will be available from 1:00 p.m. on the day of the call until 11:59 p.m. ET, Friday, August 6, 2010. A transcript will also be posted to the Company’s Web site, once available.
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ABOUT ASTRONICS CORPORATION
Astronics Corporation is a leader in advanced, high performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, DME Corporation, Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.Astronics.com.
For more information on Astronics and its products, visit its website at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.
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ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Six Months Ended
	7/3/2010	7/4/2009	7/3/2010	7/4/2009
Sales	$47,089	$47,024	$94,025	$97,039
Cost of products sold	36,404	38,300	71,794	79,785

Gross profit	10,685	8,724	22,231	17,254
Gross margin	22.7%	18.6%	23.6%	17.8%

Selling, general and administrative	6,063	6,444	11,529	12,509
SG&A % to Sales	12.9%	13.7%	12.3%	12.9%

Income from operations	4,622	2,280	10,702	4,745
Operating margin	9.8%	4.8%	11.4%	4.9%

Interest expense, net	722	476	1,321	900
Other expense (income)	13	(900)	(25)	(913)

Income before tax	3,887	2,704	9,406	4,758
Income tax expense	1,457	748	3,576	1,401

Net Income	$2,430	$1,956	$5,830	$3,357

Basic earnings per share:	$0.22	$0.18	$0.54	$0.31
Diluted earnings per share:	$0.22	$0.18	$0.52	$0.31

Weighted average diluted shares outstanding	11,289	11,030	11,127	10,899

Capital Expenditures	$611	$583	$1,486	$1,551
Depreciation and Amortization	$1,224	$1,955	$2,463	$3,695
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ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	7/3/2010	12/31/2009
	(Unaudited)
ASSETS:
Cash and cash equivalents	$16,412	$14,949
Accounts receivable	28,128	30,560
Inventories	32,501	31,909
Other current assets	6,584	5,075
Property, plant and equipment, net	30,813	31,243
Other long-term assets	3,647	3,763
Deferred taxes long-term	7,368	8,131
Intangible assets	5,315	5,591
Goodwill	7,472	7,493

Total Assets	$138,240	$138,714

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$5,239	$6,238
Accounts payable and accrued expenses	22,347	23,398
Long-term debt	35,015	38,538
Other liabilities	9,234	10,427
Shareholders’ equity	66,405	60,113

Total Liabilities and Shareholders’ Equity	$138,240	$138,714

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Six Months Ended
	7/3/2010	7/4/2009	7/3/2010	7/4/2009
Sales
Aerospace	$43,599	$38,216	$86,789	$80,034
Test Systems	3,490	8,808	7,236	17,005

Total Sales	$47,089	$47,024	$94,025	$97,039

Operating Profit (Loss) and Margins
Aerospace	$6,753	$3,700	$13,495	$7,095
	15.5%	9.7%	15.5%	8.9%
Test Systems	(993)	(251)	(806)	(53)
	(28.5)%	(2.8)%	(11.1)%	(0.3)%

Total Operating Profit	5,760	3,449	12,689	7,042

Corporate Expenses and Other	1,873	745	3,283	2,284

Income from Operations	$3,887	$2,704	$9,406	$4,758

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ASTRONICS CORPORATION
SALES BY MARKET
($, in thousands)

	Three Months Ended			Six Months Ended			2010
	7/3/2010	7/4/2009	% change	7/3/2010	7/4/2009	% change	YTD %

Aerospace Segment
Commercial Transport	$24,890	$21,387	16%	$52,336	$44,393	18%	55%
Military	9,521	9,855	(3)%	17,918	20,341	(12)%	19%
Business Jet	6,379	5,394	18%	11,971	11,916	0%	13%
FAA/Airport	2,809	1,580	78%	4,564	3,384	35%	5%

Aerospace Total	43,599	38,216	14%	86,789	80,034	8%	92%

Test Systems Segment
Military	3,490	8,808	(60)%	7,236	17,005	(57)%	8%

Total	$47,089	$47,024	0%	$94,025	$97,039	(3)%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT
($, in thousands)

	Three Months Ended			Six Months Ended			2010
	7/3/2010	7/4/2009	% change	7/3/2010	7/4/2009	% change	YTD %

Aerospace Segment
Cabin Electronics	$19,087	$15,396	24%	$40,583	$31,898	27%	43%
Aircraft Lighting	17,586	15,879	11%	33,319	33,930	(2)%	35%
Airframe Power	4,117	5,361	(23)%	8,323	10,822	(23)%	9%
Airfield Lighting	2,809	1,580	78%	4,564	3,384	35%	5%

Aerospace Total	43,599	38,216	14%	86,789	80,034	8%	92%

Test Systems Segment	3,490	8,808	(60)%	7,236	17,005	(57)%	8%

Total	$47,089	$47,024	0%	$94,025	$97,039	(3)%	100%

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ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)

	Q1	Q2	Q3	Q4	Q1	Q2
	2009	2009	2009	2009	2010	2010
	4/4/2009	7/4/2009	10/3/2009	12/31/2009	4/3/2010	7/3/2010
Sales
Aerospace	$41,818	$38,216	$38,958	$36,613	$43,190	$43,599
Test Systems	8,197	8,808	9,628	8,963	3,746	3,490

Total Sales	$50,015	$47,024	$48,586	$45,576	$46,936	$47,089

Bookings
Aerospace	$28,016	$34,605	$40,135	$29,270	$50,668	$46,227
Test Systems	2,798	6,168	3,932	743	3,634	5,411

Total Bookings	$30,814	$40,773	$44,067	$30,013	$54,302	$51,638

Backlog
Aerospace	$85,418	$81,807	$82,983	$75,639	$83,116	$85,744
Test Systems	26,311	23,671	17,974	9,755	9,644	11,565

Total Backlog	$111,729	$105,478	$100,957	$85,394	$92,760	$97,309

Book:Bill Ratio
Aerospace	0.67	0.91	1.03	0.80	1.17	1.06
Test Systems	0.34	0.70	0.41	0.08	0.97	1.55

Total Book:Bill	0.62	0.87	0.91	0.66	1.16	1.10

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